SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               CLS ADVISORONE FUNDS
                (Name of Registrant as Specified In Its Charter)

                                      SAME
         (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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         0-11(1).

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
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                        [CLS ADVISORONE FUNDS LETTERHEAD]



December 3, 1999


Dear Shareholder:

In connection with the Special Meeting of Shareholders to be held on December 22, 1999, the CLS AdvisorOne Funds (the "Trust") began mailing proxy statements and proxy cards to shareholders on or about November 30, 1999. Your vote is very important. Please read the proxy statement and return the proxy card, or vote by mail, telephone or Internet, as soon as possible. Your participation will help prevent the need for additional costly solicitations.

As more fully described in the proxy statement, shareholders are being asked to consider and vote on an agreement and plan of reorganization of the Trust and the ORBITEX Group of Funds. Shareholders also are being asked to consider and vote on interim advisory agreements.

Please vote promptly. Your vote is very important. If you have any questions about the proxy statement, proxy card or related matters, please call (888) 455-4244. Shareholders Communication Corporation, a proxy solicitation firm, will assist the Trust in the proxy solicitation process. Shareholders Communication Corporation may contact you by phone, mail or Internet about the matters to be voted on at the Special Meeting of Shareholders. For its solicitation services, Shareholders Communication Corporation will receive approximately $3,500 plus expenses from the Trust.

Sincerely,

/s/ W.Patrick Clarke

W. Patrick Clarke
President